Exhibit 99.1

Pulse Biosciences Completes Enrollment in the PRECISE-BTN Clinical Study Evaluating the nPulse™ Vybrance™ Percutaneous Electrode System for Symptomatic Benign Thyroid Nodules

Completed 100 patient enrollment across three U.S. sites; first patient enrolled completed 12-month follow-up

HAYWARD, California, September 15, 2026 – Pulse Biosciences, Inc. (Nasdaq: PLSE), developer of the novel nPulse™ technology using proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) energy, today announced two milestones in the PRECISE-BTN clinical study evaluating the nPulse™ Vybrance™ Percutaneous Electrode System for the treatment of symptomatic benign thyroid nodules (BTNs). The first patient enrolled in the study completed the final 12-month follow-up visit in August at Sarasota Memorial Health Care System in Sarasota, Florida, under the supervision of Ralph P. Tufano, MD, MBA, FACS. And the 100th patient was enrolled in August completing enrollment in the study.

Enrollment was completed following an expansion of the study from its original 50-patient design to 100 patients. All patients were enrolled across three U.S. clinical sites — Sarasota Memorial Health Care System, NYU Langone Health, and Weill Cornell Medicine in approximately 12 months.

“Completing enrollment in PRECISE-BTN at double the original patient count is a meaningful milestone for the Company and for symptomatic benign thyroid patients,” said Paul LaViolette, CEO and Co-Chairman of Pulse Biosciences. “We are grateful to our investigators, coordinators, and patients for making this possible.”

The Company plans to present preliminary data from the PRECISE-BTN study at an upcoming medical society conference, with full data expected upon completion of the study’s 12-month follow-up for all patients.

About the PRECISE-BTN Study

The PRECISE-BTN study is a prospective, single-arm, multicenter clinical investigation designed to evaluate the safety and effectiveness of the nPulse™ Vybrance™ Percutaneous Electrode System using nsPFA energy for the treatment of symptomatic benign thyroid nodules. The study enrolled 100 patients at three clinical sites in the United States, with first procedures performed at Sarasota Memorial Health Care System in Sarasota, Florida, under principal investigator Ralph P. Tufano, MD, MBA, FACS. Participating investigators also include Kepal N. Patel, MD at NYU Langone Health in New York, New York, and Thomas J. Fahey III, MD and Brendan M. Finnerty, MD at Weill Cornell Medicine in New York, New York. Patients are followed at 1, 3, 6, and 12 months post-procedure. Endpoints include safety, targeted nodule volume reduction, symptomatic relief, hormone normalization, and improvements in quality of life.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device such as the nPulse™ Vybrance™ Percutaneous Electrode System to treat benign thyroid nodules or any other thyroid disease, statements concerning the Company’s expected clinical and other new product development efforts, including its planned completion of the PRECISE-BTN study and presentation of clinical data, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contacts:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com